Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-226167) of our report dated February 28, 2018, relating to the consolidated financial statements and financial statement schedule of KKR Real Estate Finance Trust Inc. and subsidiaries appearing in the Annual Report on Form 10-K of KKR Real Estate Finance Trust Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 27, 2018